Exhibit 99.1
COGNIZANT REPORTS FIRST QUARTER 2023 RESULTS

•Revenue of $4.8 billion declined 0.3% year-over-year, or grew 1.5% in constant currency1
•Record trailing 12-month bookings of $25.6 billion; Q1 bookings growth of 28% year-over-year
•Operating cash flow of $729 million and free cash flow1 of $631 million
•Expect to return $1.4 billion to shareholders through share repurchases and dividends in 2023
•2023 revenue growth guidance of (1.2%) to 0.8%, or (1.0%) to 1.0% in constant currency

TEANECK, N.J., May 3, 2023 - Cognizant (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its first quarter 2023 financial results.

“Our accelerated bookings growth in the quarter, which included several large deals and a healthy mix of new and expansion work, reflects the strengths of our services, our brand, and the longstanding relationships we have with our clients. I am also encouraged by the continuing reduction in our voluntary attrition,” said Ravi Kumar S, Chief Executive Officer. "Clients recognize how deeply we understand their businesses and how well positioned we are to create value for them at the intersection of technology and industry use cases. Having spent more than three months assessing the business, meeting with over a hundred clients and thousands of employees, I firmly believe Cognizant has a strong foundation for accelerating growth.”

	Q1 2023	Q1 2022
Revenue (in billions)	$4.8	$4.8
Y/Y Growth	(0.3%)	9.7%
Y/Y Growth CC1	1.5%	10.9%
GAAP Operating Margin	14.6%	15.0%
GAAP Diluted EPS	$1.14	$1.07
Adjusted Diluted EPS[1]	$1.11	$1.08

“We were pleased to deliver first quarter revenue above the high-end of our guidance range and strong free cash flow that supports our capital allocation priorities,” said Jan Siegmund, Chief Financial Officer. “In 2023, we expect to return approximately $1.4 billion to shareholders through share repurchases and dividends, including approximately $800 million of share repurchases. The NextGen program announced today will help fund continued investments in our people, growth opportunities and realignment of our real-estate to reflect our hybrid work model."

1 Constant currency ("CC") revenue growth, Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") and free cash flow are not measures of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and, where applicable, reconciliations to the most directly comparable GAAP financial measures.

Bookings
Bookings in the first quarter grew 28% year-over-year. On a trailing-twelve-month basis, bookings grew 9% to $25.6 billion, which represented a book-to-bill of approximately 1.3x.
Employee Metrics
Total headcount at the end of the first quarter was 351,500, a decrease of 3,800 from Q4 2022 and an increase of 11,100 from Q1 2022. Voluntary attrition - Tech Services on a trailing-twelve-month basis, declined to 23% from 26% in Q4 2022 and 30% in Q1 2022.
Return of Capital to Shareholders
The Company repurchased 3.2 million shares for $200 million during the first quarter under its share repurchase program. As of March 31, 2023, there was $2.6 billion remaining under the share repurchase authorization. In May 2023, the Company declared a quarterly cash dividend of $0.29 per share, a 7% increase year-over-year, for shareholders of record on May 19, 2023. This dividend will be payable on May 30, 2023.
NextGen Program
In the second quarter of 2023, we initiated the NextGen program aimed at simplifying our operating model, optimizing corporate functions and consolidating and realigning office space to reflect the post-pandemic hybrid work environment. Our drive for simplification will include operating with fewer layers in an effort to enhance agility and enable faster decision making. We expect the savings generated by the program to help fund continued investments in our people, revenue growth opportunities and the modernization of our office space.
In connection with the NextGen program, we expect to record costs of approximately $400 million with approximately $350 million of such costs anticipated in 2023 and approximately $50 million in 2024. This consists of approximately $200 million of employee severance and other costs primarily related to non-billable and corporate personnel, which we expect to mostly incur in 2023, and approximately $200 million of costs related to the consolidation of office space, with approximately $150 million in 2023 and $50 million in 2024.
We do not expect the NextGen program to drive meaningful cost savings until the second half of 2023 and the real estate actions will not begin to generate savings until 2024. By 2025, we expect to reduce our annual real estate costs by approximately $100 million versus 2022. This reduction in real estate costs is net of investments to expand our real estate footprint in smaller cities, primarily in India, in support of our hybrid work strategy.
We expect the personnel-related actions of this program to impact approximately 3,500 employees, or approximately 1% of our workforce.

Second Quarter and Full-Year 2023 Guidance
•Second quarter revenue is expected to be $4.83 - $4.88 billion, a decline of 0.6% to 1.6%, or a decline of 1.0% to flat in constant currency.
•Full-year 2023 revenue is expected to be $19.2 - $19.6 billion, or a decline of 1.2% to growth of 0.8%, or a decline of 1.0% to growth of 1.0% in constant currency.
•Full-year 2023 Adjusted Operating Margin2 is expected to be in the range of 14.2% to 14.7%.
•Full-year 2023 Adjusted EPS2 is expected to be in the range of $4.11 to $4.34

Select Client and Partnership Announcements
•Announced a new 5-year agreement to support and transform the technology operations of global retailer, Nike. Building on its 14-year collaboration, Cognizant will support Nike’s customers, partners and employees worldwide, delivering several key capabilities, including new self-service capabilities, improved service productivity and significant cost savings.
•Selected by Horizon Healthcare Services, New Jersey's oldest and largest health insurer, to support its government healthcare programs. As part of a 7-year renewal agreement, Cognizant will manage Horizon's claims processing, encounters submissions to the state, provider configuration, and enrollment services for its 1.2 million Medicaid and Dual Eligible Special Needs Plan members.
•In partnership with Guidewire, successfully migrated claims to the cloud for regional property & casualty insurer, FCCI Insurance Group, maximizing efficiency and accelerating growth.
•In partnership with Veeva, selected by Boehringer Ingelheim, a leading research-driven biopharmaceutical company, to unify their data in a connected technology ecosystem, helping to advance the speed and quality of medicinal therapy development.
•Expanded long-standing healthcare collaboration with Microsoft to integrate Cognizant's TriZetto healthcare products with Microsoft Cloud for Healthcare, giving healthcare payers and providers easy access to cutting-edge technology solutions, streamlining claims management, and improving interoperability to optimize business operations.
•Selected by the UK Department for the Environment, Food and Rural Affairs to support the delivery of business change.
•In partnership with Amazon Web Services, achieved Travel and Hospitality Consulting Competency status. By leveraging AWS technologies, Cognizant helped Australian airline, Jetstar, provide personalization and travel recommendations for its customers.
•Selected by Volkswagen Group Ireland, the multinational automotive manufacturer headquartered in Germany, to transform VWG Ireland's digital customer service landscape.
•Selected by DSB, Denmark’s state railway operator, as the provider of offshore IT consulting services to accelerate, to scale and improve DSB's ability to deliver against its digital strategy.
•Launched the Data Intelligence Toolkit as a pre-built solution for Snowflakes's Telecom Data Cloud, designed to help telecommunications service providers accelerate digital transformation for the Telecom industry, enable superior customer experiences, maximize operational efficiency and monetize new data services.

2 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation at the end of this release.

Select Analyst Ratings and Company Recognition
•Named to the Fortune list of America’s Most Innovative Companies 2023
•Recognized by Forbes as one of America’s Best Management Consulting Firms in 2023
•Recognized as a Top Employer in Canada and Portugal by LinkedIn
•Named as a Top Employer in Europe by Top Employers Institute for the 9th consecutive year
•Cognizant Consulting Named a Leader for Business Consulting Services by ISG
•Recognized as a Market Leader in Automation Services by HFS Research
•Recognized as a Leader by Everest Group in Capital Markets Operations
•Recognized as a Leader by Everest Group of Healthcare Cloud-Based Core Administration
•Recognized as a Leader by Everest Group for Marketing Services
•Named by Everest Group as a Healthcare Revenue Cycle Management Platform Leader
•Named a Leader in Application and Digital Services Insurance by Everest Group
•Named a Leader in Advanced Analytics & Insights Services by Everest Group

Conference Call
Cognizant will host a conference call on May 3, 2023, at 5:00 p.m. (Eastern) to discuss the Company’s first quarter 2023 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call.
For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13736815 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Thursday, May 17, 2023. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.
About Cognizant
Cognizant (Nasdaq: CTSH) engineers modern businesses. We help our clients modernize technology, reimagine processes and transform experiences so they can stay ahead in our fast-changing world. Together, we’re improving everyday life. See how at www.cognizant.com or @cognizant.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, competitive position and opportunities in the marketplace, investment in and growth of our business, the effectiveness of our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders and our anticipated financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the competitive and rapidly changing nature of the markets we compete in, the competitive marketplace for talent and its impact on employee recruitment and retention, our ability to successfully implement our NextGen program and the amount of costs, timing of incurring costs and ultimate benefits of such plans, legal, reputational and financial risks resulting from cyberattacks, risks related to the invasion of Ukraine by Russia, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.
About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measure Adjusted Operating Margin excludes unusual items. Our non-GAAP financial measure Adjusted Diluted EPS excludes unusual items and net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time.
In the first quarter of 2023, we introduced a new metric, Voluntary Attrition – Tech Services, which includes voluntary separations with the exception of employees in our Intuitive Operations and Automation practice. This new metric replaces our prior attrition disclosure of company-wide voluntary and involuntary attrition.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
VP, Investor Relations	VP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended March 31,
	2023	2022
Revenues	$4,812	$4,826
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,143	3,097
Selling, general and administrative expenses	835	862
Depreciation and amortization expense	132	143
Income from operations	702	724
Other income (expense), net:
Interest income	30	6
Interest expense	(9)	(2)
Foreign currency exchange gains (losses), net	12	—
Other, net	3	1
Total other income (expense), net	36	5
Income before provision for income taxes	738	729
Provision for income taxes	(158)	(170)
Income (loss) from equity method investment	—	4
Net income	$580	$563
Basic earnings per share	$1.14	$1.07
Diluted earnings per share	$1.14	$1.07
Weighted average number of common shares outstanding - Basic	509	524
Dilutive effect of shares issuable under stock-based compensation plans	—	1
Weighted average number of common shares outstanding - Diluted	509	525

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,458	$2,191
Short-term investments	23	310
Trade accounts receivable, net	3,718	3,796
Other current assets	1,029	969
Total current assets	7,228	7,266
Property and equipment, net	1,102	1,101
Operating lease assets, net	842	876
Goodwill	6,040	5,710
Intangible assets, net	1,262	1,168
Deferred income tax assets, net	666	642
Long-term investments	424	427
Other noncurrent assets	583	662
Total assets	$18,147	$17,852
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$332	$360
Deferred revenue	469	398
Short-term debt	16	8
Operating lease liabilities	173	174
Accrued expenses and other current liabilities	2,331	2,407
Total current liabilities	3,321	3,347
Deferred revenue, noncurrent	32	19
Operating lease liabilities, noncurrent	688	714
Deferred income tax liabilities, net	215	180
Long-term debt	630	638
Long-term income taxes payable	283	283
Other noncurrent liabilities	317	362
Total liabilities	5,486	5,543
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 507 and 509 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	22	15
Retained earnings	12,856	12,588
Accumulated other comprehensive income (loss)	(222)	(299)
Total stockholders’ equity	12,661	12,309
Total liabilities and stockholders’ equity	$18,147	$17,852

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended March 31,		Guidance
	2023	2022	Full Year 2023 (1)
GAAP operating margin	14.6%	15.0%
NextGen charges(a)	—	—	~1.8%
Adjusted Operating Margin	14.6%	15.0%	14.2% - 14.7%

GAAP diluted earnings per share	$1.14	$1.07
Non-operating foreign currency exchange (gains) losses, pre-tax(b)	(0.02)	—	(b)
Tax effect of non-operating foreign currency exchange (gains) losses(c)	(0.01)	0.01	(a) (b)
Effect of NextGen charges, pre-tax	—	—	~$0.69
Tax effect of NextGen charges	—	—	~($0.19)
Adjusted Diluted Earnings Per Share	$1.11	$1.08	$4.11 - $4.34
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)In connection with the NextGen program, which was initiated in the second quarter of 2023, we expect to record costs of approximately $400 million with approximately $350 million of such costs anticipated in 2023 and approximately $50 million in 2024. This consists of approximately $200 million of employee severance and other costs primarily related to non-billable and corporate personnel, which we expect to mostly incur in 2023, and approximately $200 million of costs related to the consolidation of office space, with approximately $150 million in 2023 and $50 million in 2024. We expect the personnel-related actions of this program to impact approximately 3,500 employees. The estimates of the charges and expenditures that we expect to incur in connection with the NextGen program, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from estimates. In addition, we may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur in connection with the NextGen program.
(b)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.
(c)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended March 31,
	2023	2022
Non-GAAP income tax benefit (expense) related to:
Foreign currency exchange gains and losses	5	(6)
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.

Reconciliations of Net Cash
(Unaudited)

(in millions)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$2,458	$2,191
Short-term investments	23	310
Less:
Short-term debt	16	8
Long-term debt	630	638
Net cash	$1,835	$1,855

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended March 31, 2023
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$1,476	30.7%	(3.4)%	(1.4)%
Health Sciences	1,433	29.8%	2.9%	3.5%
Products and Resources	1,118	23.2%	(1.1)%	1.4%
Communications, Media and Technology	785	16.3%	1.2%	3.9%
Total Revenues	$4,812		(0.3)%	1.5%
Revenues by Geography:
North America	$3,545	73.7%	(0.7)%	(0.5)%
United Kingdom	478	9.9%	5.5%	14.4%
Continental Europe	461	9.6%	0.4%	5.1%
Europe - Total	939	19.5%	3.0%	9.7%
Rest of World	328	6.8%	(4.9)%	0.9%
Total Revenues	$4,812		(0.3)%	1.5%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$580	$563
Adjustments for non-cash income and expenses	187	296
Changes in assets and liabilities	(38)	(553)
Net cash provided by operating activities	729	306
Cash flows from investing activities:
Purchases of property and equipment	(98)	(120)
Net maturities of investments	292	801
Proceeds from sales of businesses	—	19
Payments for business combinations, net of cash acquired	(409)	—
Net cash (used in) provided by investing activities	(215)	700
Cash flows from financing activities:
Repurchases of common stock	(222)	(474)
Net change in term loan borrowings and finance lease and earnout obligations	(1)	(14)
Dividends paid	(150)	(143)
Issuance of common stock under stock-based compensation plans	23	31
Net cash (used in) financing activities	(350)	(600)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(6)
Increase in cash, cash equivalents and restricted cash	164	400
Cash, cash equivalents and restricted cash, beginning of period	2,294	1,792
Cash and cash equivalents, end of period	$2,458	$2,192

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended March 31,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2023	2022
Number of shares repurchased	3.2	5.0

Remaining authorized balance as of March 31, 2023	$2,575

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$729	$306
Purchases of property and equipment	(98)	(120)
Free cash flow	$631	$186